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                                                                 EXHIBIT 23.1




              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) as filed with the Securities and Exchange Commission on August 2, 1996 pertaining to the Sunshine Mining and Refining Company 1995 Employee Non-Qualified Stock Option Plan, the Sunshine Mining and Refining Company 1993 Incentive Stock Option Plan and the Sunshine Mining and Refining Company 1987 Employee Non-Qualified Stock Option Plan and therein of our report dated February 28, 1996, with respect to the consolidated financial statements of Sunshine Mining and Refining Company included in its Annual Report (Form
10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG LLP

Dallas, Texas
August 2, 1996